UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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ARCHER-DANIELS-MIDLAND COMPANY

(Name of Registrant as Specified In Its Charter)

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ARCHER-DANIELS-MIDLAND COMPANY
4666 Faries Parkway, Decatur, Illinois 62526-5666

NOTICE OF ANNUAL MEETING

To All Stockholders:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Archer-Daniels-Midland Company, a Delaware corporation, will be held at the JAMES R. RANDALL RESEARCH CENTER, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS, on Thursday, November 2, 2006, commencing at 10:00 A.M. (changed from 11:00 A.M. which was previously printed in the 2006 Annual Report), for the following purposes:

(1) To elect Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified;

(2) If properly presented, to consider and act upon the Stockholders’ proposals set forth in the accompanying Proxy Statement; and

(3) To transact such other business as may properly come before the meeting.

By Order of the Board of Directors

D. J. Smith, Secretary

September 22, 2006

ARCHER-DANIELS-MIDLAND COMPANY
4666 Faries Parkway, Decatur, Illinois 62526-5666

September 22, 2006

PROXY STATEMENT

General Matters

The accompanying proxy is SOLICITED BY THE BOARD OF DIRECTORS of Archer-Daniels-Midland Company (the “Company”) for the Annual Meeting of Stockholders of the Company to be held at the JAMES R. RANDALL RESEARCH CENTER, 1001 BRUSH COLLEGE ROAD, DECATUR, ILLINOIS, on Thursday, November 2, 2006 commencing at 10:00 A.M. This Proxy Statement and the enclosed form of proxy are first being mailed to Stockholders on or about September 22, 2006.

The cost of solicitation of proxies will be borne by the Company. Georgeson Shareholder Communications Inc. has been retained by the Company to assist in solicitation of proxies at a fee of $23,000, plus reasonable out-of-pocket expenses. Solicitation other than by mail may be made by officers or by other employees of the Company or by employees of Georgeson Shareholder Communications Inc. by personal, telephone, mail or internet solicitation, the cost of which is expected to be nominal. The Company will reimburse brokerage firms and other securities custodians for their reasonable expenses in forwarding proxy materials to their principals.

As a matter of policy, the Company keeps confidential proxies, ballots and voting tabulations that identify individual Stockholders. Such documents are available for examination only by the inspectors of election, the Company’s transfer agent and certain employees who are associated with processing proxy cards and tabulating the vote. The vote of any Stockholder is not disclosed except in a contested proxy solicitation or as may be necessary to meet legal requirements.

Only holders of shares of Common Stock of record at the close of business on September 15, 2006 will be entitled to notice of and to vote at the meeting and at all adjournments thereof. At the close of business on September 15, 2006, the Company had 657,412,793 outstanding shares of Common Stock, each share being entitled to one vote.

Admittance to the Annual Meeting will be limited to Stockholders. If you are a Stockholder of record and plan to attend, please detach the admission ticket from the top of your proxy card and bring it with you to the Annual Meeting. The number of people admitted will be determined by how the shares are registered, as indicated on the admission ticket. If you are a Stockholder whose shares are held by a broker, bank or other nominee, please request an admission ticket by writing to our principal executive offices at: Archer-Daniels-Midland Company, Shareholder Relations, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Evidence of your stock ownership, which you can obtain from your broker, bank or nominee, must accompany your letter. Stockholders who are not pre-registered will only be admitted to the meeting upon verification of stock ownership. The number of tickets sent will be determined by the manner in which shares are registered. If your request is received by October 19, 2006, an admission ticket will be mailed to you. All other admission tickets can be obtained at the registration table located at the James R. Randall Research Center lobby beginning at 8:30 A.M. on the day of the Annual Meeting.

Shares represented by proxies in the form enclosed, properly executed, will be voted. Proxies may be revoked at any time prior to being voted by delivering written notice or a proxy bearing a later date to the Secretary of the Company or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

With the exception of the election of directors, the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote is required for approval of each proposal presented in the Proxy Statement. A plurality of the votes of outstanding shares of Common Stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the election of directors is required for the election of directors. For the election of directors, withheld votes do not affect whether a nominee has received sufficient votes to be elected. For purposes of determining whether the Stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and voting and have the same effect as negative votes. Broker non-votes are counted toward a quorum, but are not counted for any purpose in determining whether a matter has been approved.

Principal Holders of Voting Securities

The following Stockholders are known to the Company to be beneficial owners of more than 5% of the outstanding Common Stock of the Company (based upon filings with the Securities and Exchange Commission):

Name and Address of Beneficial Owner	Amount		Percent of Class

Barclays Global Investors, NA	64,291,231	(1)	9.78
and Related Entities
45 Fremont St., 17th Floor
San Francisco, CA 94105
State Farm Mutual Automobile Insurance Company	56,549,797	(2)	8.60
and Related Entities
One State Farm Plaza
Bloomington, Illinois 61701

(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission on January 26, 2006, Barclays Global Investors, NA and related entities have sole dispositive power with respect to 64,291,231 shares and sole voting power with respect to 56,492,864 shares.

(2)	Based on a Schedule 13G filed with the Securities and Exchange Commission on February 2, 2006, State Farm Mutual Automobile Insurance Company and related entities have shared dispositive power with respect to 255,055 shares, sole dispositive power with respect to 56,294,742 shares, shared voting power with respect to 29,822 shares and sole voting power with respect to 56,294,742 shares.

Election of Directors

The Board of Directors has fixed the size of the Board at eleven (11). It is intended that proxies solicited by the Board of Directors will, unless otherwise directed, be voted to elect the nominees named below. Although the nominees proposed for election to the Board of Directors are all presently members of the Board, Mr. Maciel and Ms. Woertz have not previously been elected by the Stockholders. Mr. Maciel was recommended by the Nominating/Corporate Governance Committee after having been identified by Spencer Stuart & Associates, an executive search firm engaged by the Nominating/Corporate Governance Committee to assist it in identifying and evaluating individuals qualified to become members of the Board of Directors. Ms. Woertz was appointed to the Board of Directors in connection with her election as President and Chief Executive Officer of the Company.

The proxies (unless otherwise directed) will be voted for the election of the nominees named herein as Directors to hold office until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified. In the event any nominee for Director becomes unable to serve as a Director, it is intended that the persons named in the proxy may vote for a substitute who will be designated by the Board of Directors. The Board has no reason to believe that any nominee will be unable to serve as a Director. All present members of the Board have served continuously as Directors from the year stated in the table below.

The nominees, their age, position with the Company, principal occupation, directorships of other publicly-owned companies, the year in which each first became a Director, and the number of shares of Common Stock of the Company beneficially owned as of September 1, 2006, directly or indirectly, by each are shown in the following table. Unless otherwise indicated in the footnotes to the following table, and subject to community property laws where applicable, the Company believes that each of the nominees named in the following table has sole voting and investment power with respect to the shares indicated as beneficially owned. Unless otherwise indicated, all of the nominees have been executive officers of their respective companies or employed as otherwise specified below for at least the last five years.

	Year First
Name, Age, Principal Occupation or	Elected	Common		Percent
Position, Directorships of Other	as	Stock		of
Publicly-Owned Companies	Director	Owned		Class

G. Allen Andreas, 63	1997	5,430,574	(1)(3)	*
Chairman of the Board since January, 1999, Chief Executive Officer from April, 1997-May, 2006
Alan L. Boeckmann, 58	2004	10,567	(2)	*
Chairman and Chief Executive Officer of Fluor Corporation (an engineering and construction firm) since February, 2002, Chief Operating Officer of Fluor Corporation from December, 2000 - February, 2002, Chief Executive Officer of Fluor Daniel Engineers & Constructors from March, 1999 — December, 2000, Director of Burlington Northern Santa Fe Corporation

Mollie Hale Carter, 44	1996	11,669,958	(2)(4)	1.78
Chairman, Chief Executive Officer and President, Sunflower Bank and Vice President, Star A, Inc. (a farming and ranching operation), Director of Westar Energy Inc. and Premium Standard Farms, Inc.
Roger S. Joslin, 70	2001	46,116	(2)	*
Former Vice Chairman of the Board of State Farm Mutual Automobile Insurance Company, Director of Amlin PLC
Antonio Maciel Neto, 49	2006	1,043	(2)	*
Chief Executive Officer of Suzano Papel e Celulose (a Brazilian paper and pulp company) since April, 2006, President of Ford South America from October, 2003 — April, 2006, President of Ford Brazil from July, 1999 — October, 2003

Patrick J. Moore, 52	2003	24,997	(2)	*
Chairman and Chief Executive Officer of Smurfit-Stone Container Corporation (a producer of paperboard and paper-based packaging products)
M. Brian Mulroney, 67	1993	79,293	(2)	*
Senior Partner in the law firm of Ogilvy Renault, Director of Barrick Gold Corporation, Trizec Properties Inc., Cendant Corporation, Quebecor Inc. and Quebecor World, Inc.
Thomas F. O’Neill, 59	2004	6,308	(2)	*
Principal, Sandler O’Neill & Partners, L.P. (an investment banking firm), Director of The Nasdaq Stock Market, Inc. and Misonix, Inc.

	Year First
Name, Age, Principal Occupation or	Elected	Common		Percent
Position, Directorships of Other	as	Stock		of
Publicly-Owned Companies	Director	Owned		Class

O. G. Webb, 70	1991	41,037	(2)	*
Farmer. Former Chairman of the Board and President, GROWMARK, Inc. (a farmer-owned cooperative)
Kelvin R. Westbrook, 51	2003	19,870	(2)	*
President and Chief Executive Officer of Millennium Digital Media, L.L.C. (a broadband services company), Director of Angelica Corporation
Patricia A. Woertz, 53	2006	180,986		*
President and Chief Executive Officer since May, 2006, previously Executive Vice President of Chevron Corporation (a diversified energy company)

*	Less than 1% of outstanding shares

(1)	Includes shares allocated as a beneficiary under the Company’s Tax Reduction Act Stock Ownership Plan (TRASOP) and ADM Employee Stock Ownership Plan (ESOP).

(2)	Includes stock units allocated under the Company’s Stock Unit Plan for Nonemployee Directors that are deemed to be the equivalent of outstanding shares of Common Stock for accounting and valuation purposes.

(3)	Includes 2,779,693 shares, in which Mr. Andreas disclaims any beneficial interest, in trust for members of his family of which he is a trustee or has sole or shared voting power. Includes 837,523 shares that are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

(4)	Includes 4,842,907 shares owned by or in trust for members of Ms. Carter’s family with respect to which Ms. Carter disclaims beneficial interest in 767,704 shares. Includes 6,645,882 shares held in family corporations with respect to which Ms. Carter disclaims any beneficial interest in 6,047,753 shares.

Executive Stock Ownership Policy

The Board of Directors believes that it is important for each member of the Company’s senior management to acquire and maintain a significant ownership position in shares of Common Stock of the Company to further align the interests of senior management with those of the Stockholders. Accordingly, the Company has adopted a policy regarding ownership of shares of Company Common Stock by senior management. Such policy calls for members of senior management to own shares of Common Stock with a fair market value within a range of one to three times that individual’s base salary, depending on such individual’s level of responsibility with the Company.

Executive Officer Stock Ownership

The following table shows the number of shares of Common Stock of the Company beneficially owned as of September 1, 2006, directly or indirectly, by each of the Executive Officers, other than the Chief Executive, named in the Summary Compensation Table on page 8.

		Options
	Common Stock	Exercisable	Percent
Name	Owned(1)	Within 60 Days	of Class

D. J. Smith	316,369	34,774	*
W. H. Camp	293,357	15,865	*
J. D. Rice	295,554	66,222	*
D. J. Schmalz	384,584	86,637	*

*	Less than 1% of outstanding shares

(1)	Includes shares allocated under the Company’s ESOP and 401(k).

Common Stock beneficially owned by all Directors and Executive Officers as a group, numbering 39 persons including those listed above, is 21,659,476 shares representing 3.29% of the outstanding shares, of which 1,458,111 shares are unissued but are subject to stock options exercisable within 60 days from the date of this Proxy Statement.

Independence of Directors

The listing standards of the New York Stock Exchange (“NYSE”) require companies listed on the NYSE to have a majority of “independent” directors. Subject to certain exceptions and transition provisions, the NYSE standards generally provide that a director will not be independent if (1) the director or a member of the director’s immediate family is, or in the past three years has been, an executive officer of the Company or, in the case of the director, an employee of the Company; (2) the director or a member of the director’s immediate family has received more than $100,000 per year in direct compensation from the Company other than for service as a director, provided that compensation received by an immediate family member for service as an employee of the Company is not, under the NYSE standards, considered in determining independence; (3) the director is employed by the Company’s independent auditors, a member of the director’s immediate family is employed by the Company’s independent auditors in a specified capacity, or the director or a member of the director’s immediate family was within the last three years (but is no longer) an employee of the Company’s independent auditors and personally worked on the Company’s audit; (4) the director or a member of the director’s immediate family is, or in the past three years has been, employed as an executive officer of a company where an executive officer of the Company serves on the compensation committee; or (5) the director is a current employee of, or a member of the director’s immediate family is an executive officer of, a company that makes payments to, or receives payments from, the Company in an amount which, in any twelve-month period during the past three years, exceeds the greater of $1 million or two percent of such other company’s consolidated gross revenues.

The Company’s Bylaws also provide that a majority of the Board of Directors be comprised of independent directors. Under the Company’s Bylaws, an “independent director” means a director who (a) is not a current employee or a former member of senior management of the Company or an affiliate of the Company, (b) is not employed by a provider of professional services to the Company, (c) does not have any business relationship with the Company, either personally or through a company of which the director is an officer or a controlling shareholder, that is material to the Company or to the director, (d) does not have a close family relationship, by blood, marriage or otherwise with any member of senior management of the Company or an affiliate of the Company, (e) is not an officer of a company of which the Company’s chairman or chief executive is also a board member, (f) is not personally receiving compensation from the Company in any capacity other than as a director, and (g) does not personally receive or is not an employee of a foundation, university, or other institution that receives grants or endowments from the Company, that are material to the Company or to either the recipient and/or the foundation, university or institution.

The Board of Directors has reviewed business and charitable relationships between the Company and each non-employee Director and Director nominee, including those described below under Certain Relationships and Related Transactions, to determine compliance with the NYSE and Bylaw standards described above and to evaluate whether there are any other facts or circumstances that might impair a Director’s or nominee’s independence. Based on that review, the Board has determined that eight of its eleven current members are independent. Mr. Andreas and Ms. Woertz are not independent under the NYSE or Bylaw standards because of their employment with the Company. Mr. Mulroney is not independent under the Company’s Bylaw standards because he is the senior partner of a law firm that provides professional services to the Company.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that govern the structure and functioning of the Board and set forth the Board’s policies on governance issues. The Guidelines, along with the written charters of each of the committees of the Board, are posted on the Company’s internet site, www.admworld.com, and are available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

Executive Sessions

In accordance with the Company’s Corporate Governance Guidelines, the non-management Directors meet in executive session at least annually. If the non-management Directors include any Directors who are not independent pursuant to the Board’s determination of independence, at least one executive session includes only independent Directors. The Lead Director, or in the absence of the Lead Director, the Chairperson of the Nominating/Corporate Governance Committee, presides at such meetings.

Board Meetings and Attendance at Annual Meetings of Stockholders

During the last fiscal year, the Board of Directors of the Company held five regularly scheduled meetings and two special meetings. All incumbent Directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during the last fiscal year. The Company expects all nominees to serve as a Director to attend the Annual Meeting of Stockholders. All Director nominees standing for election at the Company’s last Annual Meeting of Stockholders held on November 3, 2005 attended that meeting.

Information Concerning Committees and Meetings

The Board’s committee structure consists of the following standing committees: Audit, Compensation/Succession, Nominating/Corporate Governance, and Executive Committees. Each of such Committees operates pursuant to a written charter adopted by the Board.

The Audit Committee consists of Mr. O’Neill, Chairperson, and Messrs. Boeckmann, Joslin and Moore. The Audit Committee met ten times during the fiscal year. All of the members of the Audit Committee were determined by the Board to be independent directors, as that term is defined in the Company’s Bylaws and in the applicable listing standards of the NYSE. No Director may serve as a member of the Audit Committee if such Director serves on the audit committees of more than two other public companies unless the Board determines that such service would not impair such Director’s ability to serve effectively on the Audit Committee. The Audit Committee reviews the (1) overall plan of the annual independent audit, (2) financial statements, (3) scope of audit procedures, (4) performance of the Company’s independent auditors and internal auditors, (5) auditors’ evaluation of internal controls, and (6) matters of legal compliance.

The Compensation/Succession Committee consists of Mr. Boeckmann, Chairperson, Ms. Carter and Messrs. Joslin, Maciel, Webb and Westbrook. The Compensation/Succession Committee met five times during the fiscal year. All of the members of the Compensation/Succession Committee were determined by the Board to be independent directors, as that term is defined in the Company’s Bylaws and in the applicable listing standards of the NYSE. The Compensation/Succession Committee (1) establishes and administers a compensation policy for senior management, (2) reviews and approves the compensation policy for all employees of the Company and its subsidiaries other than senior management, (3) reviews and monitors the Company’s financial performance as it affects the compensation policies of the Company or the administration of such policies, (4) establishes and reviews a compensation policy for non-employee Directors, and (5) reviews and monitors the Company’s succession plans. All of its actions are either reported to the Board or submitted to the Board for ratification.

The Nominating/Corporate Governance Committee consists of Mr. Westbrook, Chairperson, Ms. Carter and Messrs. Maciel, Moore and O’Neill. The Nominating/Corporate Governance Committee met four times during the fiscal year. All of the members of the Nominating/Corporate Governance Committee were determined by the Board to be independent directors, as that term is defined in the Company’s Bylaws and in the applicable listing standards of the NYSE. The Nominating/Corporate Governance Committee (1) identifies individuals qualified to become members of the Board, including evaluating individuals appropriately suggested by Stockholders in accordance with the Bylaws of the Company, (2) recommends individuals to the Board for nomination as members of the Board and Board committees, (3) develops and recommends to the Board a set of corporate governance principles applicable to the Company, and (4) leads the evaluation of the Directors, the Board and Board Committees. In assessing an individual’s qualifications to become a member of the Board, the Nominating/Corporate Governance Committee may consider various factors including education, experience, judgment, independence, integrity, availability and such other factors as the Nominating/Corporate Governance Committee deems appropriate. The Nominating/Corporate Governance Committee strives to recommend candidates that compliment the current members of the Board and other proposed nominees so as to further the objective of having a Board that reflects a diversity of background and experience with the necessary skills to effectively perform the functions of the Board and its committees. The Nominating/Corporate Governance Committee will consider nominees recommended by a Stockholder provided the Stockholder submits the nominee’s name in a written notice delivered to the Secretary of the Company at the principal executive offices of the Company not less than sixty nor more than ninety days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders; provided that, in the event that the Annual Meeting is called for a date that is not within thirty days before or after such anniversary date, the notice must be so received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or public disclosure of the date of the Annual Meeting was made, whichever first occurs (different notice delivery requirements may apply if the number of Directors to be elected at an Annual Meeting is being increased, and there is no public announcement by the Company naming all of the nominees or specifying the size of the increased Board at least one hundred days prior to the first anniversary of the preceding year’s Annual Meeting). Any such notice must set forth the information required by Section 1.4(c) of the Company’s Bylaws, and must be accompanied by the written consent of the proposed nominee to being named as a nominee and to serve as a Director if elected. All candidates, regardless of the source of their recommendation, are evaluated using the same criteria.

The Executive Committee consists of Mr. Andreas, Chairperson, Mr. Webb, Lead Director, Messrs. Moore and Mulroney, and Ms. Woertz. The Executive Committee did not meet during the fiscal year but acted three times during the fiscal year by unanimous written consent without a meeting. The Executive Committee acts on behalf of the Board to determine matters which, in the judgment of the Chairman of the Board, do not warrant convening a special meeting of the Board but should not be postponed until the next scheduled meeting of the Board. The Executive Committee exercises all the power and authority of the Board in the management and direction of the business and affairs of the Company except for those matters which are expressly delegated to another Committee of the Board and matters which, under applicable law, or the Company’s Certificate of Incorporation or Bylaws, cannot be delegated by the Board.

During fiscal year 2006, the Select Committee of the Board was formed to lead the search for a successor to Mr. Andreas as Chief Executive. The Select Committee consisted of Mr. Westbrook, Chairperson, and Messrs. Boeckmann, Moore and Webb. The Select Committee met a number of times during the fiscal year and was dissolved after Ms. Woertz’s election as President and Chief Executive Officer.

Communications with Directors

The Company has approved procedures for Stockholders to send communications to individual Directors or the non-employee Directors as a group. All such communications should be in writing and addressed to the applicable Director or Directors in care of the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. All correspondence will be forwarded to the intended recipient(s).

Code of Conduct

The Board of Directors has adopted a Business Code of Conduct and Ethics that sets forth standards regarding, among other things, honest and ethical conduct, compliance with law, and full, fair, accurate and timely disclosure in reports and documents that the Company files with the Securities and Exchange Commission and in other public communications. The Business Code of Conduct and Ethics applies to all employees, officers and directors of the Company, including the Company’s principal executive officer, principal financial officer and principal accounting officer. The Business Code of Conduct and Ethics is available on the Company’s internet site, www.admworld.com and is available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666. Any amendments to certain provisions of the Business Code of Conduct and Ethics or waivers of such provisions granted to certain executive officers will be promptly disclosed on this internet site.

Executive Compensation

The following table sets forth information concerning Ms. Woertz, the Company’s Chief Executive Officer, Mr. Andreas, the Company’s former Chief Executive and the four other most highly-compensated Executive Officers of the Company.

Summary Compensation Table

	Annual Compensation						Long Term Compensation
							Restricted		Securities
					Other Annual		Stock		Underlying	All Other
	Fiscal		Bonus		Compensation		Awards		Options	Compensation
Name and Principal Position	Year	Salary ($)	($)		($)		($)		(#)(1)	($)(2)

P. A. Woertz	2006	200,000	750,000	(3)	213,818	(4)	6,877,468	(6)	138,770	-0-
President and Chief
Executive Officer
G. A. Andreas	2006	3,051,667	–0–		396,715	(5)	9,928,282	(6)	166,169	11,000
Chairman of the Board and former	2005	2,960,005	–0–		105,907	(5)	8,000,000	(7)	474,430	10,500
Chief Executive Officer	2004	2,901,667	–0–		119,658	(5)	2,749,219	(8)	290,650	10,000
D. J. Smith	2006	856,311	–0–		—		1,721,134	(6)	48,433	11,000
Executive Vice President,	2005	813,294	–0–		—		1,769,296	(7)	65,228	10,500
Secretary and General Counsel	2004	770,833	–0–		—		540,717	(8)	57,165	10,000
W. H. Camp	2006	841,067	–0–		—		1,690,487	(6)	41,974	11,000
Executive Vice President	2005	776,063	–0–		—		1,658,512	(7)	49,680	10,500
	2004	720,833	–0–		—		504,668	(8)	53,354	10,000
J. D. Rice	2006	841,067	–0–		—		1,690,487	(6)	41,974	11,000
Executive Vice President	2005	760,221	–0–		—		1,603,344	(7)	55,416	10,500
	2004	697,583	–0–		—		488,807	(8)	51,677	10,000
D. J. Schmalz	2006	735,360	–0–		—		1,505,587	(6)	34,891	11,000
Senior Vice President and	2005	711,458	–0–		—		1,547,728	(7)	46,361	10,500
Chief Financial Officer	2004	686,000	–0–		—		487,360	(8)	51,524	10,000

(1)	Number of options granted in fiscal year indicated and adjusted for all stock dividends paid and stock splits effected to date.

(2)	These amounts represent only the Company’s matching contribution under the Company’s Employee Stock Ownership and 401(k) plans in calendar years 2006, 2005, and 2004.

(3)	Consists of target annual bonus (pro-rated) of $250,000 and a one-time cash bonus of $500,000 granted in connection with Ms. Woertz’s commencement of employment with the Company.

(4)	Includes $199,322 for reimbursement of relocation expenses.

(5)	Includes $157,750, $62,540 and $58,533 for personal use of company-owned aircraft in 2006, 2005 and 2004, respectively; $104,188 for reimbursement of relocation expenses in 2006; and $35,552 and $35,513 for personal use of company-owned vehicles in 2005 and 2004, respectively. Amounts for Other Annual Compensation are reported on a fiscal year basis for 2006 and are reported on a calendar year basis for 2005 and 2004.

(6)	On August 8, 2005: Mr. Andreas was granted a restricted stock award in the amount of 480,091 shares valued at $9,928,282 on the date of grant; Mr. Smith was granted a restricted stock award in the amount of 83,227 shares valued at $1,721,134 on the date of grant; Mr. Camp was granted a restricted stock award in the amount of 81,745 shares valued at $1,690,487 on the date of grant; Mr. Rice was granted a restricted stock award in the amount of 81,745 shares valued at $1,690,487 on the date of grant; and Mr. Schmalz was granted a restricted stock award in the amount of 72,804 shares valued at $1,505,587 on the date of grant. Such restricted stock vests on August 8, 2008.

On May 1, 2006, Ms. Woertz was granted a restricted stock award in the amount of 28,785 shares valued at $1,093,830 on the date of grant. Such restricted stock vests on May 1, 2007. Also on May 1, 2006,

Ms. Woertz was granted a restricted stock award in the amount of 152,201 shares valued at $5,783,638 on the date of grant. Such restricted stock vests on May 1, 2009.

Each of such grantees is entitled to vote, and to receive all dividends paid with respect to, such restricted stock. Any restrictions on such restricted stock shall lapse and such restricted stock shall immediately vest upon (i) the death of the grantee, or (ii) a change in control of the Company, as defined in the applicable restricted stock award agreement.

The number and value of holdings of restricted stock at the end of the Company’s fiscal year (based on the closing price of the Company’s Common Stock on June 30, 2006) were as follows:

Name	Number	Value

P. A. Woertz	180,986	$7,471,102
G. A. Andreas	1,181,499	$48,772,279
D. J. Smith	233,421	$9,635,619
W. H. Camp	222,374	$9,179,599
J. D. Rice	217,764	$8,989,298
D. J. Schmalz	205,241	$8,472,348

(7)	On August 19, 2004: Mr. Andreas was granted a restricted stock award in the amount of 500,000 shares valued at $8,000,000 on the date of grant; Mr. Smith was granted a restricted stock award in the amount of 110,581 shares valued at $1,769,296 on the date of grant; Mr. Camp was granted a restricted stock award in the amount of 103,657 shares valued at $1,658,512 on the date of grant; Mr. Rice was granted a restricted stock award in the amount of 100,209 shares valued at $1,603,344 on the date of grant; and Mr. Schmalz was granted a restricted stock award in the amount of 96,733 shares valued at $1,547,728 on the date of grant. Such restricted stock vests on August 19, 2007. Each of such grantees is entitled to vote, and to receive all dividends paid with respect to, such restricted stock. Any restrictions on such restricted stock shall lapse and such restricted stock shall immediately vest upon (i) the death of the grantee, or (ii) a change in control of the Company, as defined in the applicable restricted stock award agreement.

(8)	On October 14, 2003: Mr. Andreas was granted a restricted stock award in the amount of 201,408 shares valued at $2,749,219 on the date of grant; Mr. Smith was granted a restricted stock award in the amount of 39,613 shares valued at $540,717 on the date of grant; Mr. Camp was granted a restricted stock award in the amount of 36,972 shares valued at $504,668 on the date of the grant; Mr. Rice was granted a restricted stock award in the amount of 35,810 shares valued at $488,807 on the date of grant; and Mr. Schmalz was granted a restricted stock award in the amount of 35,704 shares valued at $487,360 on the date of grant. Such restricted stock vests on October 14, 2006. Each of such grantees is entitled to vote, and to receive all dividends paid with respect to, such restricted stock. Any restrictions on such restricted stock shall lapse and such restricted stock shall immediately vest upon (i) the death of the grantee, or (ii) a change in control of the Company, as defined in the applicable restricted stock award agreement.

During the last fiscal year, compensation for non-employee Directors consisted of an annual retainer of $200,000, at least one-half of which is paid in stock units pursuant to the Company’s Stock Unit Plan for Nonemployee Directors. The remaining one-half of such retainer is paid in cash, stock units or a combination of cash and stock units, at the election of each non-employee Director. In addition, during the last fiscal year, Mr. Westbrook received an additional $100,000 in cash, Mr. Boeckmann received an additional $75,000 in cash and Messrs. Moore and Webb each received an additional $50,000 in cash, which amounts were related to service on the Select Committee.

Stock Option Grants in Last Fiscal Year

	Individual Grants
	Number of				Potential Realizable
	Securities	Percent of			Value at Assumed Annual
	Underlying	Total Options	Exercise		Rates of Stock Price
	Options	Granted to	or Base		Appreciation for
	Granted	Employees in	Price	Expiration	Option Term
Name	(#)(1)	Fiscal Year	($/Sh)	Date	5%($)(2)	10%($)(2)

P. A. Woertz	138,770	4.33	36.34	05/01/2016	3,491,303	8,546,393
G. A. Andreas	166,169	5.19	20.90	08/08/2015	2,143,508	5,470,309
D. J. Smith	48,433	1.51	20.90	08/08/2015	624,765	1,594,422
W. H. Camp	41,974	1.31	20.90	08/08/2015	541,446	1,381,791
J. D. Rice	41,974	1.31	20.90	08/08/2015	541,446	1,381,791
D. J. Schmalz	34,891	1.09	20.90	08/08/2015	450,079	1,148,617

(1)	For the period July 1, 2005 through June 30, 2006, the executive officers named above were granted non-qualified stock options which become exercisable in five equal annual installments commencing on the first anniversary of the grant date of such options. The options are subject to certain forfeiture provisions. The exercise price may be paid in cash or by delivering shares of Company Common Stock which are already owned by the optionee and have been held for at least six months. Tax withholding obligations resulting from the exercise may be paid by surrendering a portion of the shares being acquired, subject to certain conditions. All options not already exercisable will become exercisable (i) upon the death of the optionee, or (ii) upon a change of control of the Company, as defined in the applicable stock option agreement.

(2)	The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities and Exchange Commission, and is not intended to represent either historical appreciation or anticipated future appreciation of the Company’s Common Stock price.

Aggregated Option Exercises in Fiscal Year and Fiscal Year-End Option Values(1)

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at Fiscal		In-the-Money Options at
	Shares Acquired	Value	Year-End (#)		Fiscal Year-End ($)
Name	on Exercise (#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable

P. A. Woertz	0	0	0	138,770	0	729,236
G. A. Andreas	715,910	21,718,269	638,270	1,200,033	19,077,195	32,048,546
D. J. Smith	153,353	3,167,289	2	221,573	61	5,824,085
W. H. Camp	60,745	927,939	1	183,174	29	4,818,825
J. D. Rice	50,418	475,803	35,315	207,130	995,929	5,484,859
D. J. Schmalz	129,710	3,330,689	71,987	188,549	2,083,781	5,030,805

(1)	Table reflects adjustments for stock dividends paid and stock splits effected to date.

Equity Compensation Plan Information

				Number of Securities
	Number of Securities			Remaining Available for
	to be Issued Upon		Weighted-average	Future Issuance Under
	Exercise of		Exercise Price of	Equity Compensation
	Outstanding Options,		Outstanding Options,	Plans (Excluding
	Warrants and		Warrants and	Securities Reflected in
Plan Category	Rights(a)		Rights(b)	Column (a))(c)

Equity Compensation Plans Approved by Security Holders	10,434,619	(1)	$16.01	18,452,558	(2)
Equity Compensation Plans Not Approved By Security Holders	0		0	0
Total	10,434,619	(1)	$16.01	18,452,558	(2)

(1)	Consists of 66,943 shares to be issued upon exercise of outstanding options pursuant to the Company’s 1991 Stock Option Plan, 1,179,021 shares to be issued upon exercise of outstanding options pursuant to the Company’s 1996 Stock Option Plan, 2,575,039 shares to be issued upon exercise of outstanding options pursuant to the Company’s 1999 Incentive Compensation Plan, 6,115,366 shares to be issued upon exercise of outstanding options pursuant to the Company’s 2002 Incentive Compensation Plan and 498,250 shares to be issued upon exercise of outstanding options pursuant to the ADM International Limited Savings-Related Share Option Scheme, all as of June 30, 2006.

(2)	Consists of 1,127,877 shares available for issuance pursuant to the Company’s 1999 Incentive Compensation Plan; 12,830,459 shares available for issuance pursuant to the Company’s 2002 Incentive Compensation Plan; and 4,494,222 shares available for issuance pursuant to the ADM International Limited Savings-Related Share Option Scheme, all as of June 30, 2006. Benefits which may be granted under the 1999 Incentive Compensation Plan and 2002 Incentive Compensation Plan are options, stock appreciation rights, restricted stock, performance shares, performance units and cash-based awards. Only options can currently be granted under the ADM International Limited Savings-Related Share Option Scheme.

The Company does not have any equity compensation plans that have not been approved by the Stockholders.

Pension Plan Table

The Company has a Retirement Plan for Salaried Employees (the “Retirement Plan”). The Company made a contribution to the Retirement Plan for calendar and Retirement Plan year 2005 in excess of the required minimum ERISA contribution. The following table shows the estimated annual benefits payable as a life annuity, upon normal retirement, to persons in specified salary and years-of-service classifications:

	For Years of Credited Service Shown Below
5 Year Average Base Compensation	10	15	20	25	30	35

$ 600,000	102,181	153,272	204,362	255,453	306,543	321,543
800,000	137,181	205,772	274,362	342,953	411,543	431,543
1,000,000	172,181	258,272	344,362	430,453	516,543	541,543
1,200,000	207,181	310,772	414,362	517,953	621,543	651,543
1,400,000	242,181	363,272	484,362	605,453	726,543	761,543
1,600,000	277,181	415,772	554,362	692,953	831,543	871,543
1,800,000	312,181	468,272	624,362	780,453	936,543	981,543
2,000,000	347,181	520,772	694,362	867,953	1,041,543	1,091,543
2,200,000	382,181	573,272	764,362	955,453	1,146,543	1,201,543
2,400,000	417,181	625,772	834,362	1,042,953	1,251,543	1,311,543
2,600,000	452,181	678,272	904,362	1,130,453	1,356,543	1,421,543
2,800,000	487,181	730,772	974,362	1,217,953	1,461,543	1,531,543
3,000,000	522,181	783,272	1,044,362	1,305,453	1,566,543	1,641,543
3,200,000	557,181	835,772	1,114,362	1,392,953	1,671,543	1,751,543
3,400,000	592,181	888,272	1,184,362	1,480,453	1,776,543	1,861,543
3,600,000	627,181	940,772	1,254,362	1,567,953	1,881,543	1,971,543
3,800,000	662,181	993,272	1,324,362	1,655,453	1,986,543	2,081,543

The pension amount is based on the final average monthly compensation (average of the 60 consecutive months of the last 180 months which produce the highest average). For purposes of the Retirement Plan, the term “compensation” is defined as base compensation (“Salary” as shown in the Summary Compensation Table) paid during the Retirement Plan year. The pension amount is calculated as follows: final average monthly compensation times 36% plus 16.5% of final average compensation in excess of Social Security covered compensation for the first 30 years of service plus 0.5% of final average compensation for each year in excess of 30 years of service and additional early retirement reduction when the pension commences prior to age 65. The Retirement Plan does not include a Social Security offset. The normal retirement age under the Retirement Plan is age 65 with 5 years of service. The 5 year average compensation for purposes of the Retirement Plan of Mr. Andreas and each of the four highest paid Executive Officers of the Company, other than Ms. Woertz, and the number of years of service rounded to the nearest year and credited to each of them under the Retirement Plan was as follows: G. A. Andreas $2,851,000 (33 years); D. J. Smith $741,087 (25 years); W. H. Camp $707,759 (29 years); J. D. Rice $717,568 (30 years) and D. J. Schmalz $684,097 (21 years). Ms. Woertz does not become eligible to participate in the Retirement Plan until May 1, 2007.

Various provisions of the Internal Revenue Code of 1986, as amended, limit the amount of benefits payable under a qualified pension plan. When these limits operate to reduce a pension benefit payable under the Retirement Plan, the Company will provide additional amounts so that the total annual pension will be as provided in the Retirement Plan.

Report of the Compensation/Succession Committee

Overview

The Committee reviews and establishes the compensation of the officers of the Company, approves annual cash compensation to any employee in the amount of $250,000 or more, approves awards to employees pursuant to the incentive compensation plans of the Company, and approves modifications in the employee benefit plans with respect to the benefits salaried employees receive under such plans. The Committee is comprised of six independent directors. The actions of the Committee are reported to the Board of Directors and, where appropriate, submitted to the Board of Directors for ratification.

The objective of the Company’s compensation program is to provide annual and long-term incentive compensation to the officers and other employees of the Company that is competitive with that for comparable employment, responsibilities and performance. The Committee defines competitiveness as the fiftieth percentile level of compensation offered by a peer group of companies selected by the Committee. The Committee, whose members are investors and business leaders, familiarize themselves with these compensation packages through periodic consultations with compensation experts from nationally-recognized firms and by reviewing publicly-filed documents. In addition, in the case of all individuals except the Chief Executive, the Committee considers the recommendations of management and the individual’s supervisor(s) in establishing each such person’s compensation. The non-management directors evaluate the performance of the Chief Executive which is considered by the Committee in establishing the compensation for the Chief Executive. The Company does not pay cash bonuses, except in limited situations. Except for Ms. Woertz, on the terms described below, no officer of the Company receives a cash bonus. The reportable compensation of all employees is adjusted to reflect the personal use, if any, of Company property.

Long Term Incentives

During fiscal year 2004, based upon a study of the compensation program of the Company conducted by the Committee with the assistance of an outside compensation expert, the Committee adopted a new long-term incentive compensation program designed to address a deficiency in long-term incentive compensation and better align the interests of the officers and participating employees with the shareholders by linking awards largely to the performance of the Company (the “LTI Program”). Under the LTI Program, officers and certain employees of the Company have the opportunity to receive annual incentive compensation awards in the form of stock options and restricted stock. The stock option awards are based upon each participant reaching annual individual performance objectives as determined by the person’s supervisor(s) or, in the case of the Chief Executive, by the non-management directors. The restricted stock awards are based on the Company achieving target levels of total business return, based on change in equity value calculated as a multiple of EBITDA (earnings before interest, taxes, depreciation and amortization) less debt, plus dividends, measured on a three-year rolling average. The amount of these awards is based on a combination of the participant’s position within the Company and base salary. The stock options are granted at the market price on the date granted, vest over five years and are exercisable over a period of ten years. The awards of restricted stock have time-based restrictions for a period of three years.

Compensation of the Chief Executive

Prior to Mr. Andreas’ resignation as President and Chief Executive effective May 1, 2006, his compensation as Chief Executive was established by the Committee considering all of the factors previously described in this report. The Committee proposed and the Board of Directors approved an annual salary for Mr. Andreas of $3,060,000, granted stock options to him for 166,619 shares of Company stock and awarded 480,091 shares of restricted stock pursuant to the LTI Program. In connection with Mr. Andreas’ resignation as President and Chief Executive, the Company and Mr. Andreas entered into a Transition Agreement dated May 5, 2006 (the “Transition Agreement”) as proposed by the Committee after considering Mr. Andreas’ service to the Company and performance as President and Chief Executive, his continued willingness to serve as Chairman and the transition agreements entered into by similarly situated chief executives of other public companies. The Transition Agreement provides that, following Mr. Andreas’ resignation as President and Chief Executive, the other terms and conditions of Mr. Andreas’ employment, including his annual salary of $3,060,000 and receipt of an equity incentive award for fiscal year 2006 pursuant to the LTI Program, remain in effect through August 31, 2006. Thereafter, in lieu of his current annual salary, Mr. Andreas will be compensated at the rate of $1,000,000 per year for his services as Chairman and will no longer be eligible to participate in the LTI Program.

In connection with the election of Ms. Woertz as the Company’s President and Chief Executive, the Company and Ms. Woertz entered into Terms of Employment effective May 1, 2006 (the “Terms of Employment”). The Committee retained an outside compensation expert to advise the Committee with respect to Ms. Woertz’s compensation. Prior to approving the Terms of Employment, the Committee considered the advice of this expert, analyzed information regarding the total compensation provided to the chief executives of other public companies of a comparable size and considered the attributes Ms. Woertz would bring to the positions of President and Chief Executive in the context of the competitive marketplace for chief executive talent. Pursuant to the Terms of Employment, the Committee proposed and the Board of Directors approved an annual salary for Ms. Woertz of $1,200,000, approved a target annual bonus of at least 125% of her annual salary, granted stock options to her for 138,770 shares of Company stock vesting on the Company’s standard five-year schedule and awarded 152,201 shares of restricted stock having a time-based restriction for a period of three years. Payment of a target bonus to Ms. Woertz is guaranteed for fiscal 2006, prorated for the number of months she was employed, and for fiscal 2007. In addition, pursuant to the Terms of Employment, the Company granted Ms. Woertz a one-time cash bonus of $500,000 and 28,785 shares of restricted stock having a time-based restriction for a period of one year in connection with her commencement of employment with the Company.

Policy with Respect to Qualifying Compensation for Deductibility

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation paid in excess of $1,000,000 annually to each of the Company’s Chief Executive and four other most highly-compensated executive officers except for qualifying “performance-based” compensation. A portion of the compensation paid to the Company’s Chief Executive will be subject to the deduction limitation. In order to retain the flexibility to compensate its executive officers in a competitive environment in accordance with the principles discussed above, the Committee believes that it would be inadvisable to adopt a strict policy of compliance with the performance-based compensation exception to Section 162(m). The awards of stock options and restricted stock pursuant to the LTI Program qualify as “performance-based” compensation and is fully-deductible. The Committee will continue to consider future opportunities for compliance with this exception to Section 162(m) that it feels are in the best interests of the Company and its stockholders. The Committee believes that the amount of any expected loss of a tax deduction under Section 162(m) will be insignificant to the Company’s overall tax position.

A. L. Boeckmann, Chairperson
M. H. Carter
R.S. Joslin
A. Maciel
O.G. Webb
K.R. Westbrook

Employment, Termination of Employment and Change-in-Control Arrangements

  G. A. Andreas

In connection with Mr. Andreas’ resignation as President and Chief Executive, the Company and Mr. Andreas entered into the Transition Agreement. The Transition Agreement was filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 8, 2006 and the following summary is qualified by reference to the entire Transition Agreement.

The Transition Agreement provides that, following Mr. Andreas’ resignation as President and Chief Executive, the other terms and conditions of Mr. Andreas’ employment, including his annual salary of $3,060,000 and receipt of an equity incentive award for fiscal year 2006 pursuant to the Company’s LTI Program, remain in effect through August 31, 2006. Thereafter, in lieu of his current annual salary, Mr. Andreas will be compensated at the rate of $1,000,000 per year for his services as Chairman, will be provided with office and secretarial support and will be provided with air and ground transportation and access to existing corporate lodging while on Company business. Mr. Andreas is no longer eligible to participate in the LTI Program after August 31, 2006.

In the event that Mr. Andreas retires and resigns as a Director and Chairman prior to July 1, 2007, he shall not receive any further annual compensation after his retirement date and shall forfeit certain unvested equity incentive awards. If Mr. Andreas retires and resigns as a Director and Chairman after July 1, 2007 but before September 1, 2009, he will continue to be compensated at the rate of $1,000,000 per year until September 1, 2009. Mr. Andreas will not receive annual compensation after September 1, 2009.

Upon Mr. Andreas’ retirement and resignation as a Director and Chairman, any equity awards previously granted to him pursuant to the Company’s 2002 Incentive Compensation Plan (the “Incentive Compensation Plan”) shall continue to vest in accordance with the terms of the applicable agreements. With respect to equity awards under other Company plans, subject to Mr. Andreas’ compliance with the terms of a covenant not to compete set forth in the Transition Agreement, such awards will continue to vest in accordance with their regular vesting schedules and any awards that are unvested on September 1, 2009 will become fully-vested on that date. Vested options remain exercisable as if Mr. Andreas remained employed until the end of the original term of such options or such shorter period as is necessary so that such stock options are not subject to tax pursuant to Internal Revenue Code Section 409A. In the event any equity awards under ADM’s plans other than the Incentive Compensation Plan cannot be fully-vested and Mr. Andreas is entitled to have them vested pursuant to the Transition Agreement, ADM will pay Mr. Andreas the cash value of such awards on the later of the date when such award would otherwise have become fully-vested or the first date on which such payment would not be subject to tax pursuant to Internal Revenue Code Section 409A.

Pursuant to the Transition Agreement, if Mr. Andreas’ retirement date is prior to July 1, 2008, Mr. Andreas and his family are entitled to continue participating in all medical, health and life insurance plans at the same benefit level at which Mr. Andreas and his family were participating on his retirement date, until the earlier of July 1, 2008 and the date on which Mr. Andreas receives substantially similar coverage and benefits under the plans of a subsequent employer. If Mr. Andreas’ retirement date is prior to July 1, 2008, he shall receive service and age credit as an employee under ADM’s supplemental retirement plans until July 1, 2008.

  P. A. Woertz

In connection with the election of Ms. Woertz as the Company’s President and Chief Executive Officer, the Company and Ms. Woertz entered into the Terms of Employment. The Terms of Employment were filed as an exhibit to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on May 1, 2006 and the following summary is qualified by reference to the entire Terms of Employment.

Pursuant to the Terms of Employment, the Board of Directors approved an annual salary for Ms. Woertz of $1,200,000, approved a target annual bonus of at least 125% of her annual salary, granted stock options to her for 138,770 shares of Company stock vesting on the Company’s standard five-year vesting schedule and awarded 152,201 shares of restricted stock having a time-based restriction for a period of three years. Pursuant to the Terms of Employment, there shall be no reduction in Ms. Woertz’s $1,200,000 annual salary as a result of subsequent salary reviews. Payment of a target bonus to Ms. Woertz was guaranteed for fiscal 2006, prorated for the number of months she was employed, and is guaranteed for fiscal 2007. Pursuant to the Terms of Employment, the Company also granted Ms. Woertz a one-time cash bonus of $500,000 and 28,785 shares of restricted stock having a time-based restriction for a period of one year. Ms. Woertz is also entitled to receive, pursuant to the Terms of Employment, other benefits and perquisites comparable to those received by her predecessor as Chief Executive or, if more favorable, other senior officers of the Company.

Upon a “covered termination” (as defined in the Terms of Employment) of Ms. Woertz’s employment that is unrelated to a Change in Control (as defined in the Incentive Compensation Plan) of the Company, Ms. Woertz shall receive two years’ base salary plus target annual bonus, two years of continuation coverage under the Company’s benefit plans, two years of accelerated vesting of equity awards, and two years credit with respect to age, service and covered compensation for purposes of calculating pension benefits. Upon a covered termination of Ms. Woertz’s employment that is prior to and in connection with, or within two years following, a Change in Control of the Company, Ms. Woertz shall receive three years’ base salary plus target annual bonus, accelerated vesting of all outstanding equity awards, three years of continuation coverage under the Company’s benefit plans, three years credit with respect to age, service and covered compensation for purposes of calculating pension benefits, gross-up for any excise tax payable under Internal Revenue Code Section 280G, and other terms and provisions to be developed with the Board.

COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN*
AMONG ARCHER-DANIELS-MIDLAND COMPANY (ADM),
THE S&P PACKAGED FOODS & MEATS INDEX
AND THE S&P 500 INDEX

* $100 invested on 06/30/01 in stock or index including reinvestment of dividends. Fiscal year ended June 30.

Graph produced in accordance with SEC regulations by Research Data Group, Inc.

Certain Relationships and Related Transactions

During the fiscal year ended June 30, 2006, the Company retained the services of the law firm of Ogilvy Renault of which M. Brian Mulroney, a Director of the Company, is the senior partner. The Company may continue to retain the services of, and refer specific matters to, this firm during the next fiscal year.

During the last fiscal year, a member of the immediate family of O. G. Webb, a Director of the Company, was indebted to Hickory Point Bank & Trust, fsb (“HPB”), a wholly-owned subsidiary of the Company, pursuant to a home loan and a home equity line of credit, J. K. Burgard, an executive officer of the Company, was indebted to HPB pursuant to a commercial loan and a home loan, and D. C. Riddle, an executive officer of the Company, was indebted to HPB pursuant to a home loan and two consumer loans. Each of the loans described in this paragraph was made in the ordinary course of HPB’s business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with wholly-unrelated parties and did not involve an unacceptable risk of collectibility.

The son and son-in-law of O. G. Webb, a Director of the Company, and the brother and brother-in-law of M. H. Carter, a Director of the Company, were employed by the Company in non-executive officer positions during the fiscal year ended June 30, 2006. The son of W. H. Camp, an executive officer of the Company and the son of K. A. Robinson, an executive officer of the Company, were employed by the Company in non-executive officer positions during the fiscal year ended June 30, 2006. The brother-in-law of C. A. Fischer, an executive officer of the Company and the spouse of D. C. Riddle, an executive officer of the Company, were employed by the Company in non-executive officer positions during the fiscal year ended June 30, 2006. The annual salary of each of the employee relatives of the Directors and executive officers named in this paragraph is between $60,000 and $250,000.

The spouse of L. W. Batchelder, an executive officer of the Company, owns and operates a company which acts as a broker and reseller of xanthan gum manufactured and sold by the Company. During the fiscal year ended June 30, 2006, the Company made brokerage payments to such company of approximately $448,000.

Report of the Audit Committee

The Audit Committee provides assistance to the Board of Directors in fulfilling its oversight responsibility to the stockholders relating to the Company’s financial statements and the financial reporting process, preparation of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs as established by management and the Board. The Audit Committee assures that the corporate information gathering and reporting systems developed by management represent a good faith attempt to provide senior management and the Board of Directors with information regarding material acts, events and conditions within the Company. In addition, the Audit Committee is directly responsible for the appointment, compensation and oversight of the independent auditors. The Audit Committee is comprised of four (4) independent directors, all of whom are financially literate and three of whom, T. F. O’Neill, the Chairperson of the Audit Committee, P. J. Moore, and R. S. Joslin have been determined by the Board of Directors to be “financial experts” as that term has been defined by the Securities and Exchange Commission.

Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the development and selection of the critical accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee discussed with management education regarding compliance with the policies and procedures of the Company as well as federal and state laws.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles and the effectiveness of the Company’s internal control over financial reporting, their judgment as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by Independence Standards Board Standard No. 1. The Audit Committee adopted an Audit and Non-audit Services Pre-Approval Policy and considered the compatibility of non-audit services with the independent auditors’ independence. The Audit Committee recommended to the Board of Directors (and the Board has approved) a hiring policy related to current and former employees of the independent auditor. The Audit Committee appointed Ernst & Young LLP as independent auditor for the fiscal year ending June 30, 2007.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s accounting and financial controls, and the overall quality of the Company’s financial reporting. The Audit Committee held ten meetings during fiscal year 2006.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended June 30, 2006 for filing with the Securities and Exchange Commission.

T. F. O’Neill, Chairperson
A. L. Boeckmann
R. S. Joslin
P. J. Moore

Auditors

The Audit Committee has engaged the services of Ernst & Young LLP, independent registered public accounting firm, for the fiscal year ending June 30, 2007. Under the Sarbanes-Oxley Act of 2002 and related rulemaking, the Audit Committee is required to appoint and directly oversee the Company’s independent auditors. In light of these requirements, the Audit Committee has determined not to submit the appointment of Ernst & Young LLP to the Stockholders for ratification. Representatives of Ernst & Young LLP will attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table shows the aggregate fees billed to the Company by Ernst & Young LLP for services rendered during the fiscal years ended June 30, 2006 and 2005:

	Amount ($)
Description of Fees	2006	2005

Audit Fees(1)	$11,226,000	$12,925,000
Audit-Related Fees(2)	176,000	122,000
Tax Fees(3)	1,126,000	1,915,000
All Other Fees	—	—

Total	$12,528,000	$14,962,000

(1)	Includes fees for audit of annual financial statements, reviews of the related quarterly financial statements, certain statutory audits, SEC filings and, in 2005, assistance related to compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Includes fees for accounting and reporting assistance and audit-related work in connection with employee benefit plans of the Company.

(3)	Includes fees related to tax advisory and tax compliance services.

Audit Committee Pre-Approval Policies

The Audit Committee has adopted an Audit and Non-audit Services Pre-Approval Policy. This policy provides that audit services engagement terms and fees, and any changes in such terms or fees, are subject to the specific pre-approval of the Audit Committee. The policy further provides that all other audit services, audit-related services, tax services and permitted non-audit services are subject to pre-approval by the Audit Committee. All of the services performed by Ernst & Young LLP for the Company during the last fiscal year were pre-approved by the Audit Committee.

Compensation/Succession Committee Interlocks and Insider Participation

None of the members of the Compensation/Succession Committee is or has been an employee of the Company or any of its subsidiaries. There are no interlocking relationships between the Company and other entities that might affect the determination of the compensation of the Company’s executive officers. The son and son-in-law of O. G. Webb, a member of the Compensation/Succession Committee, and the brother and brother-in-law of M. H. Carter, a member of the Compensation/Succession Committee, are employed by the Company in non-executive officer positions at annual salaries between $60,000 and $250,000. A member of the immediate family of O. G. Webb is indebted to HPB pursuant to a home loan and a home equity line of credit. Each of such loans was made in the ordinary course of HPB’s business on substantially the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with wholly-unrelated parties and did not involve an unacceptable risk of collectibility.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of copies of reports furnished to the Company during the fiscal year ended June 30, 2006, the following persons filed the number of late reports or failed to file reports representing the number of transactions set forth after his name: C. E. Huss, 1 report/2 transactions; Michael Lusk, 1 report/1 transaction.

STOCKHOLDER’S PROPOSAL NO. 1

The Community of the Sisters of St. Dominic of Caldwell, New Jersey, 40 South Fullerton Avenue, Montclair, New Jersey 07042, beneficial owners of at least 2,000 shares of Common Stock of the Company, as primary filers, in conjunction with The Maryknoll Sisters of St. Dominic, Inc., P.O. Box 311, Maryknoll, New York 10545, beneficial owners of 10,000 shares of Common Stock of the Company, The School Sisters of Notre Dame Cooperative Investment Fund, 336 East Ripa Avenue, St. Louis, Missouri 63125, beneficial owners of 207 shares of Common Stock of the Company, The Ursuline Sisters of the Roman Union, Eastern Province, 1338 North Avenue, New Rochelle, New York 10804, beneficial owners of at least 1,000 shares of Common Stock of the Company and The General Board of Pension and Health Benefits of The United Methodist Church, 1201 Davis Street, Evanston, Illinois 60201, beneficial owner of 82,004 shares of Common Stock of the Company have notified the Company that they intend to present the following resolution at the annual meeting. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below.

Report on Impacts of Genetically Engineered Products
2006
Archer Daniels Midland

RESOLVED:  Shareholders request that the Board of Directors adopt a policy to identify and label all food products manufactured or sold by the company that may contain genetically engineered (GE) ingredients.

Supporting Statement:  The right to know is a fundamental principle of democratic societies and market economics.

In submitting this proposal, we are advocating for the consumers’ right to know and for protection of the company from potential losses.

•	Labeling informs consumers concerned about allergens in the food they eat.

•	Labeling reduces liability.

•	Labeling protects consumers’ right to know.

132 countries, parties to the Cartagena Protocol, have agreed to documentation requirements for the export and import of genetically engineered organisms. (Financial Times 3/29/06). Those requirements include labeling. Archer Daniels Midland will assumedly have crop/food identification capacity to meet those requirements.

Millions of people have allergies to certain foods. Recent studies indicate that genetic engineering may increase the risk that they will accidentally consume foods that contain allergens.

The Journal of Agriculture and Food Chemistry reported late in 2005 on an Australian study of transgenic peas, which showed that:

•	it can no longer be assumed that genetic engineering between closely related organisms is safe;

•	non-allergenic plants can form allergenic hybrids when genetically modified;

•	the genetic engineering process itself, not merely the transferred proteins, can result in an allergic reaction.

Genetically engineered foods currently on the market have NOT been screened for allergens using mice studies as those used in the Australian pea study.

The report Safety of Genetically Engineered Foods:  Approaches to Assessing Unintended Health Effects (National Academy of Sciences] 7/2004) states: ... “there remain sizable gaps in our ability to identify compositional changes that result from genetic modification of organisms intended for food...(p. 15)

Post-marketing surveillance has not been used to evaluate any of the GE crops currently on the market (p.153)

Only labeling will allow for post-marketing surveillance to verify pre-market screening for unanticipated adverse health consequences from the consumption of GE food.

Indicators that genetically engineered organisms MAY be harmful to humans, animals, or the environment include:

•	Five major US agricultural weeds have developed resistance to glyphosate, the herbicide used with genetically engineered Roundup Resistant crops. Addressing this problem includes use of additional herbicides.

•	Research (Environmental Health Perspectives 6/2005) has shown that Roundup, increasingly needed on Roundup Ready crops, is toxic to human placental cells at concentrations lower than agricultural use.

Crops engineered to produce pharmaceuticals/industrial chemicals could pollute the food system. The National Food Processors Association stated (11/2002): “There is an unacceptable risk to the food supply associated with the use of food and feed crops as ‘factories’ for the production of pharmaceuticals or industrial chemicals without mandatory regulations and necessary verification in place.”

Only labeling will fully inform consumers and protect our company.

Recommendation of the Board of Directors AGAINST the Proposal

The proponents submitted a shareholder proposal in 2005 requesting that the Board issue a report to the shareholders regarding the scope of the Company’s food products derived from or containing genetically engineered products and a contingency plan for sourcing non-genetically engineered products should circumstances so require. The 2005 proposal was defeated, having received approximately 7.1% of the votes cast.

The United States Food and Drug Administration (the “FDA”) is the federal agency primarily responsible for insuring the safety of food and food ingredients. These products are also regulated by the United States Department of Agriculture (“USDA”) and the Environmental Protection Agency (“EPA”). The FDA, USDA and EPA have analyzed biotechnology based upon sound scientific principles. The Board is not aware that the FDA, USDA, EPA or any other regulatory agency has found or believes that food and food ingredients developed by these techniques, as a class, present any different or greater safety concerns than food and food ingredients developed from traditional sources. At present, the FDA does not require that foods produced through biotechnology be labeled unless, as a result of the biotechnology process: the food is significantly different from its traditional counterpart such that the common or usual name no longer adequately describes the new food; an issue exists for the food or a constituent of the food regarding how such food is used or the consequences of its use; a bioengineered food has a significantly different nutritional property; or a new food includes an allergen that consumers would not expect to be present based on the name of the food.

The Board does not believe that the policy requested by the Stockholder proposal is feasible, given the current practices of multi-vendor sourcing prevalent in the United States food distribution system. The Company produces and markets thousands of different products, and uses large volumes of various raw materials. We believe it would be difficult and costly, in the absence of federal laws and regulations, for the Company to require its numerous suppliers to identify crops and raw materials derived from modern biotechnology.

Because of the difficulty in determining which crops and raw materials used by the Company may contain genetically engineered ingredients, any label would likely state that foods produced by the Company from such crops and raw materials “may” contain genetically engineered ingredients. Because the labeling of genetically engineered ingredients is not generally required, a universal label such as the foregoing would not further a consumer’s understanding of which foods contain genetically engineered ingredients, but may create confusion among consumers and potentially place the Company at a competitive disadvantage relative to those companies that do not label their products in such a manner.

Archer-Daniels-Midland Company believes that issues relating to biotechnology should be resolved uniformly by the FDA, USDA and other appropriate governmental regulatory agencies. These regulatory agencies can evaluate all aspects of the issues in a balanced and fully-informed manner, and on the basis of sound science.

Accordingly, the Board of Directors recommends that Stockholders vote AGAINST this Stockholder proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.

STOCKHOLDER’S PROPOSAL NO. 2

The Office of the Comptroller of New York City, 1 Centre Street, New York, New York 10007, has notified the Company that it intends to present the following resolution at the annual meeting, as custodian and trustee of the New York City Employees’ Retirement System, beneficial owners of 855,031 shares of Common Stock of the Company, the New York City Teachers’ Retirement System, beneficial owners of 721,192 shares of Common Stock of the Company, the New York City Police Pension Fund, beneficial owners of 297,957 shares of Common Stock of the Company, the New York City Fire Department Pension Fund,

beneficial owners of 134,771 shares of Common Stock of the Company, and as custodian of the New York City Board of Education Retirement System, beneficial owners of 60,672 shares of Common Stock of the Company. The Board of Directors and the Company accept no responsibility for the proposed resolution and supporting statement. The Board of Directors recommends a vote AGAINST this stockholder proposal. As required by Securities and Exchange Commission rules, the resolution and supporting statement are printed below.

ARCHER DANIELS MIDLAND COMPANY
GLOBAL HUMAN RIGHTS STANDARDS

Submitted by William C. Thompson, Jr., Comptroller, City of New York, on behalf of
The Boards of Trustees of the New York City Pension Funds

Whereas, Archer Daniels Midland Company currently has extensive overseas operations; and

Whereas, reports of human rights abuses in the overseas subsidiaries and suppliers of U.S.-based corporations has led to an increased public awareness of the problems of child labor, “sweatshop” conditions, and the denial of labor rights in U.S. corporate overseas operations, and

Whereas, corporate violations of human rights in these overseas operations can lead to negative publicity, public protests, and a loss of consumer confidence which can have a negative impact on shareholder value, and

Whereas, a number of corporations have implemented independent monitoring programs with respected human rights and religious organizations to strengthen compliance with international human rights norms in subsidiary and supplier factories, and

Whereas, many of these programs incorporate the conventions of the International Labor Organization (ILO) on workplace human rights, and the United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights (“UN Norms”), which include the following principles:

1. All workers have the right to form and join trade unions and to Bargain collectively. (ILO Conventions 87 and 98; UN Norms, section D9).

2. Workers representatives shall not be the subject of discrimination and shall have access to all workplaces necessary to enable them to carry out their representation functions. (ILO Convention 135; UN Norms, section D9).

3. There shall be no discrimination or intimidation in employment. Equality of opportunity and treatment shall be provided regardless of race, color, sex, religion, political opinion, age, nationality, social origin or other distinguishing characteristics. (ILO Conventions 100 and 111; UN Norms, section B2).

4. Employment shall be freely chosen. There shall be no use of force, including bonded or prison labor. (ILO Conventions 29 and 105; UN Norms section D5).

5. There shall be no use of child labor. (ILO Convention 138; UN Norms, section D6), and,

Whereas, independent monitoring of corporate adherence to these internationally recognized principles is essential if consumer and investor confidence in our company’s commitment to human rights is to be maintained,

Therefore, be it resolved that the shareholders request that the company fully implement a code of conduct based on the aforementioned ILO human rights standards and United Nations’ Norms on the Responsibilities of Transnational Corporations with Regard to Human Rights, by its international suppliers and in its own international production facilities, and commit to a program of outside, independent monitoring of compliance with these standards.

Recommendation of the Board of Directors AGAINST the Proposal

The Board of Directors recommends a vote against this proposal for the reasons set forth below.

Throughout the history of ADM, it has been the objective of the Company to maintain operating standards that incorporate the highest ideals of character and business conduct. The Company’s current Business Code of Conduct and Ethics, adopted in 2003, is a statement of the values to be recognized in the conduct of ADM’s business by its employees, officers, directors and other agents. The Business Code of Conduct and Ethics is available on the Company’s internet site, www.admworld.com and is available free of charge on written request to Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666.

The Business Code of Conduct and Ethics sets forth standards regarding, among other things, fair employment, health and safety, and child labor. Those standards are summarized below. ADM is committed to the fair and equitable treatment of all its employees and applicants for employment. The Company evaluates applicants and employees by their qualifications, demonstrated skills and achievements. ADM shall provide a work environment free from verbal or physical conduct which intimidates and harasses. The Company will not employ legally underage workers or forced labor. ADM will provide a safe and healthy workplace at each ADM location. ADM supports business partners who treat employees with dignity and respect and follow local employment laws. ADM will not condone the employment or exploitation of legally underage workers or forced labor and will not knowingly use suppliers who employ such workers or labor.

The Board believes that the Company’s Business Code of Conduct and Ethics and the Company’s existing business practices address the substantive areas covered by the proposal. For these reasons, the Board does not believe that adoption of this proposal is necessary or in furtherance of the best interests of ADM Stockholders.

Accordingly, the Board of Directors recommends that Stockholders vote AGAINST this proposal. Proxies solicited by the Board of Directors will be so voted unless Stockholders specify a different choice.

Deadline for Submission of Stockholder Proposals

Proposals of Stockholders intended to be presented at the next Annual Meeting and desired to be included in the Company’s Proxy Statement for that meeting must be received by the Secretary, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666, no later than May 25, 2007, in order to be included in such Proxy Statement. Generally, if written notice of any Stockholder proposal intended to be presented at the next Annual Meeting, and not included in the Company’s Proxy Statement for that meeting, is not delivered to the Secretary at the above address between August 4, 2007 and September 3, 2007 (or, if the next Annual Meeting is called for a date that is not within the period from October 3, 2007 to December 2, 2007, if such notice is not so delivered by the close of business on the tenth day following the earlier of the date on which notice of the date of such Annual Meeting is mailed or public disclosure of the date of such Annual Meeting is made), or if such notice does not contain the information required by Section 1.4(c) of the Company’s Bylaws, the chair of the Annual Meeting may declare that such Stockholder proposal be disregarded.

Stockholders with the Same Address

Individual Stockholders sharing an address with one or more other Company Stockholders may elect to “household” the mailing of the Proxy Statement and the Company’s annual report. This means that only one annual report and Proxy Statement will be sent to that address unless one or more Stockholders at that address specifically elect to receive separate mailings. Stockholders who participate in householding will continue to receive separate proxy cards. Also, householding will not affect dividend check mailings. The Company will promptly send a separate annual report and Proxy Statement to a Stockholder at a shared address on request. Stockholders with a shared address may also request the Company to send separate annual reports and Proxy Statements in the future, or to send a single copy in the future if the Company is currently sending multiple copies to the same address.

Requests related to householding should be made by writing Shareholder Relations, Archer-Daniels-Midland Company, 4666 Faries Parkway, Decatur, Illinois 62526-5666 or by calling the Company’s Shareholder Relations at 217/424-5656. If you are a Stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

Other Matters

It is not contemplated or expected that any business other than that pertaining to the subjects referred to in this Proxy Statement will be brought up for action at the meeting, but in the event that other business does properly come before the meeting calling for a Stockholders’ vote, the named proxies will vote thereon according to their best judgment in the interest of the Company.

By Order of the Board of Directors
ARCHER-DANIELS-MIDLAND COMPANY

D. J. Smith, Secretary

September 22, 2006

Annual Meeting of Stockholders Thursday, November 2, 2006 10:00 a.m. C.S.T. James R. Randall Research Center 1001 Brush College Road Decatur, IL 62526	2006 ANNUAL MEETING ADMISSION TICKET
Please present this ticket for admittance of the stockholder(s) named above. Admittance will be based upon availability of seating.

Instructions for Voting Your Proxy
This proxy covers all Archer-Daniels-Midland Company shares you own in any of the following ways (provided the registrations are identical):
•	Shares held of record

•	ADM Dividend Reinvestment Plan

•	ADM 401(k) Plan for Hourly Employees

•	ADM Employee Stock Ownership Plan for Salaried Employees

•	ADM Stock Purchase Plan for Salaried Employees-Canada

•	ADM Employee Stock Ownership Plan for Hourly Employees

•	ADM Stock Purchase Plan for Hourly Employees-Canada

•	ADM 401(k) Plan for Salaried Employees

•	ADM Stock Purchase Plan

We are now offering stockholders three alternative ways of voting this proxy:
•	By Telephone (using a touch tone telephone)

•	Through the Internet (using a browser)

•	By Mail (traditional method)
Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you had returned your proxy card. We encourage you to use these cost effective and convenient ways of voting, 24 hours a day, 7 days a week.
TELEPHONE VOTING Available only until 5:00 p.m. Eastern time on November 1, 2006
•	This method of voting is available for residents of the U.S. and Canada

•	On a touch tone telephone, call TOLL FREE 1-800-850-5909, 24 hours a day, 7 days a week
•	You will be asked to enter ONLY the CONTROL NUMBER shown below

•	Have your proxy card ready, then follow the prerecorded instructions

•	Your vote will be confirmed and cast as you directed
INTERNET VOTING Available only until 5:00 p.m. Eastern time on November 1, 2006
•	Visit the Internet voting website at http://proxy.georgeson.com

•	Enter the COMPANY NUMBER and CONTROL NUMBER shown below and follow the instructions on your screen

•	You will incur only your usual Internet charges
VOTING BY MAIL Simply mark, sign and date your proxy card and return it in the postage-paid envelope
•	If you are voting by telephone or the Internet, please do not mail your proxy card

COMPANY NUMBER	CONTROL NUMBER
TO VOTE BY MAIL, PLEASE DETACH PROXY CARD HERE

☒	Please mark votes as in this example.

This proxy, when properly executed, will be voted in the manner directed below. If no direction is made, this proxy will be voted “FOR” Item 1 and “AGAINST” Items 2 and 3.

Archer-Daniels-Midland Company’s Board of Directors recommends a vote “FOR” Item 1.

Archer-Daniels-Midland Company’s Board of Directors recommends a vote “AGAINST” Items 2 and 3.

1. Election of Directors	FOR	WITHHOLD
	all nominees	AUTHORITY
	listed (except	to vote all
	as indicated)	nominees listed
G.A. Andreas, A. L. Boeckmann, M.H. Carter, R.S. Joslin, A. Maciel, P.J. Moore, M.B. Mulroney, T.F. O’Neill, O.G. Webb, K.R. Westbrook, P.A. Woertz	☐	☐

(INSTRUCTIONS: To withhold authority to vote for any individual nominee strike a line through the nominee’s name in the list above.)
	FOR	AGAINST
Householding Option: Mark “FOR” to enroll this account to receive future Annual Meeting documents in a single package per household.	☐	☐
Mark “AGAINST” if you do not want to participate.

		FOR	AGAINST	ABSTAIN
2.	Adopt Stockholder’s Proposal No. 1 (Labeling Genetically Engineered Food.)	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Adopt Stockholder’s Proposal No. 2 (Code of Conduct Regarding Global Human Rights Standards.)	☐	☐	☐

4.	In their discretion, upon any other business that may properly come before the meeting.

DATE:                                             , 2006

SIGNATURE(S)
IMPORTANT: Please sign exactly as your name(s) appear(s) below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE DETACH PROXY CARD HERE

ARCHER-DANIELS-MIDLAND COMPANY
This Proxy is Solicited on Behalf of the Board of Directors
for the Annual Meeting of Stockholders on November 2, 2006

P
R
O
X
Y

This proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder. If no direction is made, this Proxy will be voted “FOR” Item 1 and “AGAINST” Items 2 and 3. The undersigned hereby appoints G. A. Andreas, O. G. Webb and P.A. Woertz as Proxies, with the power of substitution, to represent and to vote, as designated below, all the shares of the undersigned held of record on September 15, 2006, at the Annual Meeting of Stockholders to be held on November 2, 2006 and any adjournments thereof.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ITEM 1
AND “AGAINST” ITEMS 2 and 3.
(Important – To be signed and dated on reverse side)